EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 23, 2015, relating to the consolidated financial statements and financial statement schedules of TrueBlue, Inc. and subsidiaries (“TrueBlue, Inc.”), and the effectiveness of TrueBlue, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of TrueBlue, Inc. for the year ended December 26, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Seattle, Washington
August 5, 2015